                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                      Ohio State Financial Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  677911 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]    Rule 13d-1(b)
         [  ]    Rule 13d-1(c)
         [x ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   677911 10 9                       13G
         -------------------

           ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jon W. Letzkus
           ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]
                                                                (b) [ ]
           ---------------------------------------------------------------------
    3      SEC USE ONLY

           ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
           ---------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                     30,222
        NUMBER OF                   --------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     24,383
         BY EACH                    --------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                     30,222
                                    --------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                     24,383
                                    --------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           54,599
           ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           10.74%
           ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------

Item 1(a).               Name of Issuer:
---------

                         Ohio State Financial Services, Inc.

Item 1(b).               Address of Issuer's Principal Executive Offices:
---------
                         435 Main Street
                         Bridgeport, Ohio 43912

Item 2(a).               Name of Person Filing:
---------
                         Jon W. Letzkus

Item 2(b).               Address of Principal Business Office or, if none,
---------
                         Residence:
                         435 Main Street
                         Bridgeport, Ohio 43912

Item 2(c).               Citizenship:
---------
                         United States

Item 2(d).               Title and Class of Securities:
---------
                         Common Stock

Item 2(e).               CUSIP Number

                         677911 10 9

Item 3.                  If this statement is filed pursuant to Rules 13d-1(b),
------- or 13d-2(b) or (c), check whether the person filing is a:

                         (a)    [  ]   Broker or Dealer registered under
                                       Section 15 of the Act (15 U.S.C. 78o).

                         (b)    [  ]   Bank as defined in section 3(a)(6) of
                                       the Act (15 U.S.C. 78c).

                         (c)    [  ]   Insurance Company as defined in
                                       section 3(a)(19) of the Act (15 U.S.C.
                                       78c).

                         (d)    [  ]   Investment Company registered under
                                       section 8 of the Investment Company
                                       Act of 1940 (15 U.S.C. 80a-8).

                         (e)    [  ]   An investment adviser in accordance
                                       with section 240.13d-1(b)(1)(ii)(E).

                         (f)    [  ]   An employee benefit plan or endowment
                                       fund in accordance with section
                                       240.13d-1(b)(1)(ii)(F).

                         (g)    [  ]   A parent holding company or control
                                       person in accordance withss.
                                       240.13d-1(b)(1)(ii)(G).

                         (h)    [  ]   A savings association as defined in
                                       Section 13(b) of the Federal Deposit
                                       Insurance Act (12 U.S.C. 1813).

                         (i)    [  ]   A church plan that is excluded from the
                                       definition of an investment company
                                       under Section 3(c)(14) of the Investment
                                       Company Act of 1940 (15 U.S.C. 80a-3).

                         (j)    [  ]   A group, in accordance with
                                       section 240.13d-1(b)(1)(ii)(J).


Item 4.                  Ownership:
-------

                         (a)     Amount Beneficially Owned:

                                     54,599

                         (b)     Percent of Class:

                                     10.74%

                         (c)     Number of shares as to which such person has:

                                 (i)     sole power to vote or to direct the
                                         vote:  30,222

                                 (ii) shared power to vote or to direct the vote: 24,388

                                 (iii) sole power to dispose or to direct the disposition of: 30,222

                                 (iv)    shared power to dispose or to direct
                                         the disposition of:  24,388

Item 5.                  Ownership of Five Percent or Less of a Class:
------
                         Inapplicable

Item 6.                  Ownership of More Than Five Percent on Behalf of
-------                  Another Person:

                         Inapplicable

Item 7.                  Identification and Classification of the Subsidiary
------- Which Acquired the Security Being Reported on by the Parent Holding Company:

                         Inapplicable

Item 8.                  Identification and Classification of Members of the
-------                  Group:

                         Inapplicable

Item 9.                  Notice of Dissolution of Group:
------
                         Inapplicable

Item 10.                 Certification:
-------
                         Inapplicable

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2001                  /s/ Jon W. Letzkus
                                         ------------------------------
                                         Jon W. Letzkus